Exhibit 23.1

CONSENT OF COUNSEL

We consent to the use of our opinion, to the incorporation by reference of such opinion as an exhibit to the Form SB-2 and to the reference to our firm under the headings "Affiliated Bank's Conversion - Effects of the Conversion -- Tax Effects of the Conversion", and "Legal and Tax Opinions" in the Prospectus and proxy statement included in this Form SB-2. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.

Washington, D.C.
January 31, 2001